Exhibit 99.77C

Shareholder Meeting Results

A special meeting of shareholders was held on November 3, 2016. All shareholders of record at the close of business on September 19, 2016 were entitled to attend or submit proxies. The results of votes taken among shareholders on the proposal before them are reported below.

PROPOSAL: Election of Trustees

	Number of Votes	% of Votes
Sara G. Dent
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
James E. Johnson
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
Charles W. Rasmussen
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
Laura E. Rasmussen
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
Lindsay R. Schack
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
E. Rodman Titcomb, Jr.
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
David M. Weyerhaeuser
For	100,088,000.015	88.41%
Withheld	-
Abstained	-
Justin H. Weyerhaeuser
For	100,088,000.015	88.41%
Withheld	-
Abstained	-